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                                                               EXHIBIT 99-B.8.89

                               FIRST AMENDMENT TO
                         SELLING AND SERVICES AGREEMENT
                                       AND
                          FUND PARTICIPATION AGREEMENT

     THIS FIRST AMENDMENT to the Selling and Services Agreement and Fund Participation Agreement (First Amendment) is made and entered into as of the _31st___ day of _December___________, 2003, by and between ING Life Insurance and Annuity Company ("ING Life"), ReliaStar Life Insurance Company ("ReliaStar"), ReliaStar Life Insurance Company of New York ("ReliaStar New York") (collectively, the "Insurer(s)"), ING Financial Advisers, LLC ("ING Financial") (together with Insurers referred to collectively as "ING"), and PIMCO Advisors Distributors LLC ("Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

WHEREAS, ING and the Distributor are parties to a Selling and Services Agreement and Fund Participation Agreement dated as of March 11, 2003 ("Agreement"); and

WHEREAS, the parties now desire to amend the Agreement to add an additional class of shares of the Funds to be made available as investment options under the Agreement; and

WHEREAS, the parties now desire to revise the reimbursement terms as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1. Class A shares shall be referred to as "Class A Shares" and Class R shares shall be referred to as "Class R Shares" and "shares" which previously meant Class A shares shall now mean Class A shares and Class R shares collectively.

2. Section 4 of the Agreement entitled SERVICING FEES is deleted and replaced with the following:

     SERVICING FEES

     The provision of shareholder and administrative services to Contract owners or to the Plans shall be the responsibility of ING Financial, Insurers or the Nominee and shall not be the responsibility of Distributor. The Nominee, or Insurers on behalf of their Separate Accounts, will be recognized as the sole shareholders of the shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay to the applicable Insurer a servicing fee based on the annual rate of ___% (____% quarterly) for Class A

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     shares, and ___% (___% quarterly) for Class R shares on equity funds (the
     MMS Funds) and ____% (____% quarterly) for Class A and Class R shares on the fixed income funds (the PIMS Funds) , in all cases, of the average net assets invested in the Funds through the Contracts or through Insurer's arrangements with Plans in each calendar quarter. After the end of each quarter, the Insurer shall invoice the Distributor for the applicable portion of the Servicing Fees. Distributor will make such payments to Insurer within thirty (30) days after the end of each calendar quarter. If required by a Plan or by applicable law, Insurer shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Distributor to offset other fees payable by the Plan to Insurer.

3. Section 5 of the Agreement entitled 12B 1 FEES is deleted and replaced with the following:

     12B-1 FEES.

     (a) Class A Shares Only --

     To compensate ING Financial for its distribution of Class A Shares, Distributor shall make quarterly payments to ING Financial based on the annual rate of ____% (_____% quarterly) of the average net assets invested in Class A shares of the Funds through the Contracts or through Insurer's arrangements with Plans in each calendar quarter.

     (b) Class R Shares Only --

     To compensate ING Financial for its distribution of Class R Shares, Distributor shall make quarterly payments to ING Financial based on the annual rate of ____% (____% quarterly) of the average net assets invested in Class R shares of the Funds through the Contracts or through Insurer's arrangements with Plans in each calendar quarter.

     (c) Both Class A and Class R Shares

     Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Upon request, payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1 fees, or to use 12b-1 fees it collects from Distributor to offset other fees payable by the Plan to ING Financial. Payments pursuant to this Section shall only be made by Distributor after receipt thereof by Distributor from the applicable Trust pursuant to its 12b-1 Plan.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended
Agreement as of the date first above written.


ING LIFE INSURANCE AND ANNUITY            PIMCO ADVISORS DISTRIBUTORS LLC
COMPANY

By:    /s/ Laurie M. Tillinghast          By:    /s/ Newton B. Schott, Jr.
       ----------------------------              -------------------------------
Name:  Laurie M. Tillinghast              Name:   Newton B. Schott, Jr.
       ----------------------------              -------------------------------
Title: Vice President                     Title:  Managing Director
       ----------------------------              -------------------------------
Date:  3-26-04                            Date:   4-1-04
       ----------------------------              -------------------------------


RELIASTAR LIFE INSURANCE
COMPANY


By:    /s/ Laurie M. Tillinghast
       ----------------------------
Name:  Laurie M. Tillinghast
       ----------------------------
Title: Vice President
       ----------------------------
Date:  3-26-04
       ----------------------------


RELIASTAR LIFE INSURANCE
COMPANY OF NEW YORK


By:    /s/ Laurie M. Tillinghast
       ----------------------------
Name:  Laurie M. Tillinghast
       ----------------------------
Title: Vice President
       ----------------------------
Date:  3-26-04
       ----------------------------